EXHIBIT 99






                                CONTACT:    Brenda Abuaf
                                            Director of Shareholder Services
                                            Aegis Realty, Inc.
                                            (800) 831-4826

                                PRESS:      Elisabeth Philippe
                                            Morgen-Walke Associates
                                            (212) 850-5705


                AEGIS REALTY, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

NEW YORK, NY - January 29, 1999 - Aegis Realty, Inc. (AMEX:AER) today announced that its Board of Directors has unanimously adopted a Shareholder Rights Plan.

The Company reported that it adopted the Plan in order to better protect shareholders and assure that they receive the full value of their investment in the event of any proposed takeover of the Company. The Company noted that the adoption of the Plan was not in response to any specific attempt to acquire control of the Company and that the Company has no knowledge of any such interest on the part of any person or entity.

Stuart J. Boesky, a Director, President and Chief Operating Officer of the Company, commented: "It is the responsibility of our Board of Directors at all times to preserve and enhance shareholder value. It is not the intention of the Plan to prevent the acquisition or takeover of the Company at some time in the future should the Board of Directors determine that such a transaction is in the best interest of the Company and its shareholders. Rather, the Plan is intended to help insulate the Company from abusive takeover tactics which are designed to gain control of the Company without paying a full and fair price to all of the shareholders."

The Shareholder Rights Plan, which is similar to plans adopted by many other U.S. companies, strengthens the ability of the Board to assure that the Company's shareholders receive fair and equal treatment, and to protect the interests of the Company's shareholders, in the event of an unsolicited offer to acquire control of the Company. Importantly, it is intended to encourage any potential acquirer to negotiate the manner and terms of any proposed acquisition with the Board of Directors.

Terms of the Plan provide for a distribution to common shareholders of record at the close of business on February 16, 1999 of one Right for each outstanding share of common stock of the Company. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Depending on the circumstances, the effect of the exercise of the Rights will be to permit each holder of a Right to either purchase stock in the Company or stock of the buyer, at a substantial discount, and, in so doing,


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materially dilute the level of ownership of the buyer in the Company. The
Company will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock. The Plan will expire on February 16, 2009.

A letter explaining in greater detail the terms of the Plan will be forwarded to shareholders following the February 16, 1999 record date.

Aegis Realty, a geographically diversified real estate investment trust, has property holdings in 15 states. The Company's current portfolio includes direct or indirect interests in 28 neighborhood shopping centers, two garden apartment complexes and one participating Federal Housing Administration (FHA) co-insured mortgage loan. Aegis Realty is currently seeking retail acquisitions throughout the continental United States.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aegis Realty to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aegis Realty expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Aegis Realty's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.


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